SCHEDULE A

(as revised February 16, 2023, effective April 18, 2023 )

TO

TRUST INSTRUMENT OF CONESTOGA FUNDS

DATED FEBRUARY 5, 2002

and

AMENDED AND RESTATED AS OF JULY 17, 2002

Establishment of Series of the Trust

Series	Date Established
Conestoga Small Cap Fund	February 5, 2002
Conestoga SMid Cap Fund	November 6, 2013
Conestoga Mid Cap Fund	May 14, 2021
Conestoga Discovery Fund
(formerly, Conestoga Micro Cap Fund)	August 26, 2021

A-1